As filed with the Securities and Exchange Commission on February 18, 2025

Registration No. 333-284566

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

(Exact name of registrant as specified in governing instruments)

660 Steamboat Road, 1st Floor

Greenwich, CT 06830

(475) 465-0056

(Address, including zip code, and telephone number, including, area code, of principal executive offices)

James Condon

660 Steamboat Road, 1st Floor

Greenwich, CT 06830

(475) 465-0056

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Heath D. Linsky

Mary Katherine Rawls

Troutman Pepper Locke LLP

600 Peachtree St., NE, Suite 3000

Atlanta, GA 30308

(404) 885-3000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-284566

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”) to the Registration Statement (Registration No. 333-284566) (the “Registration Statement”) of StratCap Digital Infrastructure REIT, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to add certain exhibits not previously filed to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits: The following exhibits are filed as part of this Post-Effective Amendment to the Registration Statement.

Exhibit No.	Description
1.1	Dealer Manager Agreement, dated February 18, 2025, by and between StratCap Digital Infrastructure REIT, Inc. and StratCap Securities, LLC (filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed February 18, 2025 and incorporated herein by reference).

1.2	Form of Participating Broker Dealer Agreement (filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed February 18, 2025 and incorporated herein by reference).

99.1	Consent of Independent Valuation Advisor

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on February 18, 2025.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

By:	/s/ James A. Condon
James A. Condon
President and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Condon	President and Chairman of the Board of Directors	February 18, 2025
James A. Condon	(Principal Executive Officer)

/s/ Abarna Meecham	Interim Chief Financial Officer, Treasurer and Secretary	February 18, 2025
Abarna Meecham	(Principal Financial Officer and Principal Accounting Officer)

*	Director	February 18, 2025
Daniel Green

*	Director	February 18, 2025
Kathleen Mitchell

*	Director	February 18, 2025
Jeffrey Hersh

*	Director	February 18, 2025
Kimberly Arth

*	Director	February 18, 2025
Isiah Thomas

*	Director	February 18, 2025
Simon Mitchell

*	Director	February 18, 2025
Andrew Selim

*	Director	February 18, 2025
Adam Baxter

*By:	/s/ James Condon
James Condon
Attorney-in-fact